EXHIBIT 99.1

                Zumiez Inc. Reports February 2007 Sales Results

                   Net Sales Increased 43.9% to $20.7 Million

              February 2007 Comparable Store Sales Increased 12.4%

    EVERETT, Wash.--(BUSINESS WIRE)--March 7, 2007--Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended March 3, 2007 increased 43.9% to $20.7 million, compared to $14.4 million for the four-week period ended February 25, 2006. The company's comparable store sales increased 12.4% for the four-week period, versus a comparable store sales increase of 28.0% in the year ago period.

    To hear the Zumiez prerecorded February sales message, please dial
(877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

    About Zumiez Inc.

    Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 238 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

    CONTACT: Zumiez Inc.
             Brenda Morris, 425-551-1564
             Chief Financial Officer
             OR
             Investors:
             Integrated Corporate Relations
             Chad Jacobs/David Griffith, 203-682-8200